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Exhibit 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

        The following tables present financial data for First Community Bancorp ("First Community"), Pacific Western National Bank ("Pacific Western") and W.H.E.C., Inc ("WHEC") after giving effect to (i) the mergers, (ii) the proceeds received from the rights offering First Community completed in January 2002, and (iii) the separate offering of trust preferred securities described in Note 2, which we refer to as pro forma information. The pro forma financial data gives effect to the mergers under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma combined condensed financial data combines the historical consolidated condensed financial statements of First Community, the historical condensed financial statements of Pacific Western, and the historical consolidated condensed financial statements of WHEC giving effect to the mergers as if such transactions had been effective on December 31, 2001, with respect to the Unaudited Pro Forma Combined Condensed Balance Sheet, and as of the beginning of the period indicated with respect to the Unaudited Pro Forma Combined Condensed Statement of Operations. The information as of and for the year ended December 31, 2001 is derived from and should be read in conjunction with (i) the historical audited consolidated financial statements, including the notes thereto, of WHEC, included herein; (ii) the historical audited financial statements of Pacific Western, including the notes thereto, included herein and (iii) the historical audited consolidated financial statements, including the notes thereto, of First Community filed on Form 10-K and incorporated by reference.

        First Community expects that it will incur reorganization and restructuring expenses as a result of combining Pacific Western and WHEC with First Community. The effect of the estimated merger and reorganization costs expected to be incurred in connection with the mergers has been reflected in the pro forma combined condensed balance sheet. First Community also anticipates that the mergers will provide the combined company with certain financial benefits that include reduced operation expenses and opportunities to earn more revenue. However, First Community does not reflect any of these anticipated cost savings or benefits in the pro forma information. Finally, the pro forma financial information does not reflect any divestures of branches or deposits that may be required in connection with the mergers. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the period presented. All the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the audited historical period have been included.

        Given the consummation of the respective mergers, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because (i) assumptions used in preparing such pro forma data may be revised in the future due to changes in values of assets and changes in operating results between the date of the unaudited pro forma financial data and the dates on which the respective mergers take place, (ii) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based, or (iii) a variety of other factors.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	As of December 31, 2001
	First Community Bancorp (Historical)	Pacfic Western National Bank (Historical)	Pro Forma Adjustments		First Community Bancorp with Pacific Western (Pro Forma)	W.H.E.C (Historical)	W.H.E.C., Inc. Pro Forma Adjustments		First Community Bancorp with W.H.E.C., Inc. (Pro Forma)
	(In thousands)
Assets:
Cash and due from banks	$68,513	$9,996	$(13,625	)(a)	$64,884	$6,250	$—		$71,134
Federal funds sold	36,190	31,200	—		67,390	14,380	—		81,770

Total cash and cash equivalents	104,703	41,196	(13,625)		132,274	20,630	—		152,904
Interest-bearing deposits in financial institutions	190	—	—		190	450	—		640
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	2,137	—	—		2,137	119	—		2,256
Securities held to maturity	9,681	—	—		9,681	—	—		9,681
Securities available-for-sale	116,775	20,263	—		137,038	25,193	—		162,231

Total securities	128,593	20,263	—		148,856	25,312	—		174,168
Gross loans	502,090	193,554	—		695,644	93,108	—		788,752
Deferred fees and costs	(350)	(977)	—		(1,327)	(50)	—		(1,377)

Loans, net of deferred fees and costs	501,740	192,577	—		694,317	93,058	—		787,375
Reserve for possible loan losses	(11,209)	(2,055)	—		(13,264)	(929)	—		(14,193)

Net loans	490,531	190,522	—		681,053	92,129	—		773,182
Property, plant and equipment	5,914	3,103	—		9,017	1,225	—		10,242
Other real estate owned	3,075	—	—		3,075	—	—		3,075
Goodwill	9,793	—	20,463	(b)	30,256	—	16,344	(k)	46,600
Other assets	27,418	3,323	855	(c)	31,596	3,733	651	(l)	35,980

Total Assets	$770,217	$258,407	$7,693		$1,036,317	$143,479	$16,995		$1,196,791

Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$275,616	$39,778	$—		$315,394	$47,493	$—		$362,887
Interest bearing deposits	401,551	198,445	—		599,996	84,547	—		684,543

Total deposits	677,167	238,223	—		915,390	132,040	—		1,047,430
Accrued interest payable and other liabilities	8,651	803	4,074	(d)	13,528	954	2,957	(m)	17,439
Short-term borrowings	431	—	—		431	—	—		431
Convertible debt	671	—	—		671	—	—		671
Turst preferred securities	28,000	—	—		28,000	—	—		28,000

Total liabilities	37,753	803	4,074		42,630	954	2,957		46,541
Shareholders' Equity:
Common stock	43,137	1,538	21,462	(e)	66,137	4,079	20,444	(n)	90,660
Additional paid-in-capital	—	5,858	(5,858	)(f)	—	—	—		—
Retained earnings	11,852	11,912	(11,912	)(g)	11,852	6,159	(6,159	)(o)	11,852
Accumulated other comprehensive income (loss):
Net unrealized gains (losses) on securities available-for-sale, net	308	73	(73	)(h)	308	247	(247	)(p)	308

Total Shareholders' Equity	55,297	19,381	3,619		78,297	10,485	14,038		102,820

Total Liabilities and Shareholders' Equity	$770,217	$258,407	$7,693		$1,036,317	$143,479	$16,995		$1,196,791

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	For the year ended December 31, 2001
	First Community Bancorp (Historical)	Pacfic Western National Bank (Historical)	Pro Forma Adjustments		First Community Bancorp with Pacific Western (Pro Forma)	W.H.E.C (Historical)	W.H.E.C., Inc. Pro Forma Adjustments	First Community Bancorp with W.H.E.C., Inc. (Pro Forma)
	(In thousands except per share data)
Interest income:
Interest and fees on loans	$33,052	$18,606	$—		$51,658	$7,115	$—	$58,773
Interest on interest-bearing deposits in other banks	14	—	—		14	28	—	42
Interest on investment securities	6,335	564	—		6,899	1,044	—	7,943
Interest on federal funds sold	3,713	807	—		4,520	723	—	5,243

Total interest income	43,114	19,977	—		63,091	8,910	—	72,001
Interest expense:
Interest expense on deposits	9,860	7,606	—		17,466	2,493	—	19,959
Interest expense on short-term borrowings	383	16	—		399	—	—	399
Interest expense on convertible debt	46	—	—		46	—	—	46
Interest expense on trust preferred securities	962	—	1,046	(i)	2,008	—	—	2,008

Total interest expense	11,251	7,622	1,046		19,919	2,493	—	22,412

Net interest income	31,863	12,355	(1,046)		43,172	6,417	—	49,589
Less: provision for loan losses	639	1,260	—		1,899	95	—	1,994

Net interest income after provision for loan losses	31,224	11,095	(1,046)		41,273	6,322	—	47,595
Non-interest income:
Service charges and fees on deposit accounts	2,560	948	—		3,508	955	—	4,463
Merchant discount fees	327	—	—		327	—	—	327
Other commissions and fees	1,367	16	—		1,383	—	—	1,383
Gain on sale of loans	444	201	—		645	39	—	684
Other income	479	191	—		670	623	—	1,293

Total non-interest income	5,177	1,356	—		6,533	1,617	—	8,150
Non-interest expense:
Salaries and employee benefits	13,285	4,534	—		17,819	3,090	—	20,909
Occupancy	3,365	947	—		4,312	642	—	4,954
Furniture and equipment	1,438	889	—		2,327	290	—	2,617
Legal expenses	605	266	—		871	21	—	892
Other professional services	2,964	1,229	—		4,193	481	—	4,674
Stationery, supplies and printing	662	501	—		1,163	243	—	1,406
FDIC assessment	366	33	—		399	21	—	420
Cost of other real estate owned	47	—	—		47	—	—	47
Advertising	490	431	—		921	262	—	1,183
Insurance	288	65	—		353	78	—	431
Other	2,198	662	—		2,860	258	—	3,118
Goodwill amortization	207	86	—		293	2	—	295

Total non-interest expense	25,915	9,643	—		35,558	5,388	—	40,946

Income before income taxes	10,486	2,808	(1,046)		12,248	2,551	—	14,799
Income taxes	4,376	1,155	(445	)(j)	5,086	919	—	6,005

Net income	$6,110	$1,653	$(601)		$7,162	$1,632	$—	$8,794

Per share information
Number of shares (weighted average):
Basic	4,696.00	921.19	1,194.81		5,890.81	4,027.95		6,934.61
Diluted	4,958.00	943.50	1,194.81		6,152.81	4,531.65		7,208.71
Income per share:
Basic	$1.30	$1.79			$1.22	$0.41		$1.27
Diluted	$1.23	$1.75			$1.16	$0.36		$1.22

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: BASIS OF PRESENTATION OF PACIFIC WESTERN BANK ACQUISITION

        On January 31, 2002, First Community completed the acquisition of Pacific Western in a transaction accounted for using purchase accounting.

NOTE 2: PURCHASE PRICE AND FUNDING

        The shareholders and option holders of Pacific Western were paid approximately $36,625,000 based on each issued and outstanding share of common stock of Pacific Western prior to the acquisition of Pacific Western being converted into the right to receive $37.15 in cash. The purchase price was financed through a combination of (i) funds of approximately $20.0 million raised in two separate trust preferred offerings, which closed during the fourth quarter of 2001; (ii) additional funds of $23.0 million raised through a rights offering of 1,194,805 shares of First Community's common stock in first quarter of 2002; and (iii) $6.6 million from a special dividend from cash available at Pacific Western. The excess funds will be used for the operations of the holding company and possible future acquisition activity.

        As a result of the issuance of trust preferred, historical interest expense of First Community's pro forma combined condensed statement of operations for year ended December 31, 2001 has been increased by $1,046,000 representing the interest expense on the trust preferred.

NOTE 3: ALLOCATION OF PURCHASE PRICE

        The purchase price of Pacific Western has been allocated as follows:

Cash and cash equivalents	$41,196,000
Securities	20,263,000
Net Loans	190,670,000
Premises and equipment	3,103,000
Other assets	4,177,000
Goodwill	20,463,000
Deposits	(238,223,000)
Other liabilities	(4,074,000)

Total purchase price	$36,625,000

        In allocating the purchase price, the following adjustments were made to Pacific Western's historical amounts: (i) other assets were increased by $855,000 representing the tax effects of the estimated merger costs; (ii) other liabilities were increased $4,074,000, representing the estimated merger costs; and (iii) all of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. In accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets", goodwill and intangible with indefinite lives are not amortized for acquisitions initiated after June 30, 2001 and therefore no goodwill amortization is presented in the pro formas included herein.

NOTE 4: MERGER COSTS OF PACIFIC WESTERN

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $4,074,000 ($3,219,000 net of taxes, computed using the combined federal and state tax rate of 42%) expected to be incurred in connection with the merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following:

Employee costs (severance and retention costs)	$1,065,000
Conversion costs	400,000
Other costs	570,000

Deductible merger costs	2,035,000
Tax benefits	855,000

Deductible merger costs, net of tax benefits	1,180,000
Investment banking and other professional fees	2,039,000

Total merger costs, net of tax benefits	$3,219,000

        First Community management's cost estimates are forward-looking. While the costs represent First Community management's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 5: KEY TO PRO FORMA ADJUSTMENTS OF PACIFIC WESTERN ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of Pacific Western based on the purchase method of accounting:

  a)
  Use cash for the purchase price. This amount is reduced by the $23,000,000 raised through the issuance of common stock in the rights offering in January 2002. See Note 2.

  b)
  Reflect goodwill resulting from the purchase method of accounting. See Note 3.

  c)
  Reflect the deferred tax asset related to the deductible merger costs. See Note 4.

  d)
  Adjust liabilities for accrued merger costs. See Note 4.

  e)
  Reflect the $23,000,000 raised through the issuance of common stock in the rights offering in January 2002 less existing Pacific Western common stock of $1,538,000.

  f)
  Eliminate Pacific Western additional paid-in capital.

  g)
  Eliminate Pacific Western retained earnings.

  h)
  Eliminate Pacific Western unrealized gains on securities available for sale.

  i)
  Interest expense related to the issuance of trust preferred as if it was outstanding from the beginning of the period presented.

  j)
  Tax benefits associated with the additional interest expense.

NOTE 6: BASIS OF PRESENTATION OF WHEC ACQUISITION

        On March 7, 2002, First Community completed the acquisition of all of the outstanding common stock of W.H.E.C., Inc, the holding company of Capital Bank of North County ("WHEC"), in a transaction accounted for using purchase accounting.

NOTE 7: PURCHASE PRICE AND FUNDING

        The purchase was based on each issued and outstanding share of common stock of WHEC prior to the acquisition of WHEC receiving approximately 0.2353 shares of First Community's common stock for each share of WHEC common stock. First Community issued 1,043,799 shares and the aggregate purchase price amounted to approximately $24,523,000.

NOTE 8: ALLOCATION OF PURCHASE PRICE

        The purchase price of WHEC has been allocated as follows:

Cash and cash equivalents	$21,080,000
Securities	25,312,000
Net Loans	92,129,000
Premises and equipment	1,225,000
Other assets	4,384,000
Goodwill	16,344,000
Deposits	(132,040,000)
Other liabilities	(3,911,000)

Total purchase price	$24,523,000

        In allocating the purchase price, the following adjustments were made to WHEC's historical amounts: (i) other assets were increased by $651,000 representing the tax effects of the estimated merger costs; (ii) other liabilities were increased $ 2,957,000, representing the estimated merger costs; and (iii) all of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

        The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. In accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets", goodwill and intangible with indefinite lives are not amortized for acquisition initiated after June 30, 2001 and therefore no goodwill amortization is presented in the pro formas included herein.

NOTE 9: MERGER COSTS OF WHEC

        The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $2,957,000 ($2,306,000 net of taxes, computed using the combined federal and state tax rate of 42%) expected to be incurred in connection with the merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following:

Employee costs (severance and retention costs)	$981,000
Conversion costs	400,000
Other costs	170,000

Deductible merger costs	1,551,000
Tax benefits	651,000

Deductible merger costs, net of tax benefits	900,000
Investment banking and other professional fees	1,406,000

Total merger costs, net of tax benefits	$2,306,000

        First Community management's cost estimates are forward-looking. While the costs represent First Community management's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 10: KEY TO PRO FORMA ADJUSTMENTS OF WHEC ACQUISITION

        Summarized below are the pro forma adjustments necessary to reflect the acquisition of WHEC based on the purchase method of accounting:

  k)
  Reflect goodwill resulting from the purchase method of accounting. See Note 8.

  l)
  Reflect the deferred tax asset related to the deductible merger costs. See Note 9.

  m)
  Adjust liabilities for accrued merger costs. See Note 9.

  n)
  Reflect issuance of common stock to WHEC shareholders less the elimination of WHEC common stock.

  o)
  Eliminate WHEC retained earnings.

  p)
  Eliminate WHEC unrealized gains on securities available for sale.

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UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA